Exhibit 10.20

   MATERIAL TERMS AND CONDITIONS OF VERBAL OFFICE LEASE FOR EXECUTIVE OFFICES
                             IN IRVINE, CALIFORNIA

Introduction:

     From May 1, 2009, until March 31, 2010, Ciralight Global, Inc. ("Company") subleased certain office space and contracted for certain administrative overhead support from iCapital Finance, Inc. a company owned in by Randall Letcavage, who was on May 1, 2009, the President of the Company. The verbal lease has the following terms and conditions:

     1. Office Location: 2603 Main Street, Suite 1150, Irvine, Texas 92614.

     2. Monthly Rent; Term: $3,000 per month; month to month term; commenced May 1, 2009.

     3. Office Space and Services Provided by Landlord: This monthly rental is to share a portion of the rent, the utilities and the time of two staff people that assist to handle Company business. This includes answering all Company telephones, processing telephone and internet leads, coordinating and communicating with the distributors and general administrative activities. This was deemed the most cost efficient and time saving approach as it saved the Company from the expense of setting up its own offices, which would have required searching for and negotiating a lease, purchasing furniture, equipment, phones and hiring our own office. The rental arrangement is on a month to month basis and the Company is free to negotiate with other properties should our management deem it in the Company's best interest to change the current arrangement.